                            SCHEDULE 14C INFORMATION
 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
                              (Amendment No.     )

Check the appropriate box:
/ /  Preliminary Information Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule
     14c-5(d)(2)
/X/  Definitive Information Statement

                           GATEWAY ENERGY CORPORATION
               __________________________________________________
                 Name of Registrant as Specified In Its Charter

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
  (1)  Title of each class of securities to which transaction applies:
   _______________________________________________________________

  (2)  Aggregate number of securities to which transaction applies:
   _______________________________________________________________

  (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
   _______________________________________________________________

  (4)  Proposed maximum aggregate value of transaction:
   _______________________________________________________________

  (5)  Total fee paid:
   _______________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:
   _______________________________________________________________

  (2)  Form, Schedule or Registration Statement No.:
   _______________________________________________________________

  (3)  Filing Party:
   _______________________________________________________________

  (4)  Date Filed:
   _______________________________________________________________

                           GATEWAY ENERGY CORPORATION
                          10842 OLD MILL ROAD, SUITE 5
                             OMAHA, NEBRASKA  68154


                  _____________________________________________


                    SOLICITATION OF CONSENTS OF STOCKHOLDERS
                                JANUARY 13, 1997


To the Stockholders of Gateway Energy Corporation:

   This Solicitation of Consents is being sent to Common Stockholders of Gateway Energy Corporation ( the "Company") in lieu of a meeting of Stockholders, for the following purpose:

   1. To obtain Stockholders' consent to the adoption of an amendment to the Company's Restated Certificate of Incorporation to (i) effect a 1 for 25 reverse split of the outstanding Common Stock of the Company; (ii) to decrease the authorized Common Stock of the Company from 75,000,000 shares to 10,000,000 shares; and
        (iii) decrease the authorized Preferred Stock from 1,750,000 shares to 10,000 shares.


   Stockholders of record at the close of business on December 9, 1996 (the "Record Date") are entitled to vote on the above referenced matters.
Information concerning the matters to be voted upon is set forth in the attached Information Statement. We encourage you to review the attached material carefully.

IN ORDER FOR THE COMPANY TO MOVE FORWARD ON ITS PROPOSED RECAPITALIZATION AS DESCRIBED IN THE ATTACHED INFORMATION STATEMENT, CONSENT CARDS MUST BE RECEIVED BY THE COMPANY NOT LATER THAN JANUARY 31, 1997.



                                     By Order of the Board of Directors



                                     Donald L. Anderson
                                     Secretary

RAM/kg

                           GATEWAY ENERGY CORPORATION
                          10842 OLD MILL ROAD, SUITE 5
                             OMAHA, NEBRASKA  68154

                        ________________________________

                              INFORMATION STATEMENT
                    SOLICITATION OF CONSENTS OF STOCKHOLDERS
                                JANUARY 13, 1997


                             SOLICITATION AND VOTING

   This Information Statement is furnished to the holders of the Common Stock, $.01 par value per share ("Common Stock") in connection with the solicitation of consents ("Consents") by the Board of Directors of Gateway Energy Corporation (the "Company") to adopt an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to (i) effect a 1 for 25 reverse split of the outstanding Common Stock of the Company; (ii) decrease the authorized Common Stock, after effectuating the 1 for 25 reverse split, from 75,000,000 shares to 10,000,000 shares; and (iii) decrease the authorized Preferred Stock from 1,750,000 shares to 10,000 shares. The first mailing of this Information Statement and accompanying material to the holders of the Common Stock will be made on January 13, 1997.

   We are not asking you for a proxy and you are requested not to send us a proxy. Delaware law permits Stockholders to vote by consent in lieu of an actual meeting of Stockholders. The Company has determined not to hold an actual meeting of Stockholders in order to save cash and reduce expenses.

   The cost of solicitation of Consents will be borne by the Company. In addition to the use of the mails, Consents may be solicited personally, or by telephone or electronic media by regular employees of the Company. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding the Information Statement and accompanying material to security owners and obtaining the Consents.

   Stockholders of record at the close of business on December 9, 1996 are entitled to vote on matters set forth herein. On that date there were outstanding and entitled to vote 37,909,334 shares of Common Stock.

                                VOTE REQUIREMENTS

   The effectuation of the Amendment requires receipt of the affirmative vote, by consent, of a majority of the 37,909,334 shares of Common Stock entitled to vote as a single class.

                           EFFECTIVENESS OF AMENDMENT

   The proposed Amendment will only become effective upon the receipt of the requisite affirmative vote of the holders of all nine (9) series of the Preferred Stock of the Company to effectuate the second step of the Recapitalization described below. Any fractional shares created by the 1 for 25 reverse stock split will be paid for in cash, based upon the average of the bid and ask price of the Common Stock on the day prior to the effectiveness. Cash payments of less than $1.00 will not be made.

                                RECAPITALIZATION

   Over the past four years, the Company has utilized the issuance of a number of series of Preferred Stock to accredited investors to initially secure the capitalization of the Company for the acquisition of its gas pipelines and oil and gas properties. As of November 30, 1996, the Company has outstanding nine
(9) separate series of Preferred Stock with a stated value of $18,587,340. All but one series of Preferred Stock carry a dividend requirement which in total is approximately $2,200,000 annually. The existing properties of the Company are currently unable to support this amount of Preferred Stock. Since the Company, for all intents and purposes, is 100% leveraged (the preferred stocks' dividends, and in certain cases redemption requirements utilize all of the current cash flow), the Company has no cash flow available after servicing this present capital structure to improve existing properties, pursue acquisition opportunities or provide the access to future debt and equity financing. Accordingly, the Company is unable to build real value for its Common Stockholders.

   As a result of this situation, the Company, as announced at its recent
Annual Shareholders Meeting, and in consultation with Growth Capital Partners, the Company's investment banker, is proposing a recapitalization of the Company ("Recapitalization"). The first step is the adoption of the proposed Amendment as discussed earlier, and the second step is a proposal to the holders of all nine (9) series of Preferred Stock to amend their respective Certificates of Designation to allow for the mandatory redemption of a portion and the mandatory conversion of the remaining portion of all outstanding Preferred Stock. Upon completion of the Recapitalization, the Preferred Stock outstanding will be redeemed and converted into other securities including Common Stock, Subordinated Debt, and Common Stock Purchase Warrants. In addition to the regular interest provisions of the Subordinated Debt, the holders will be entitled to an amount not greater than 25% of any cash distributions received by the Company from its limited partnership interest in Castex Energy 1995 L.P., a Texas limited partnership owning certain oil and gas producing properties.

   If the Recapitalization is approved, the Company anticipates issuing to the current holders of Preferred Stock approximately 4,493,000 shares of Common Stock (after the 1 for 25 reverse stock split), approximately $6,134,000 in Subordinated Debt and 386,000 Common Stock Purchase Warrants. Following the Recapitalization, there will be no remaining Preferred Stock outstanding and all Preferred Stock dividend requirements will be eliminated. The current holders of Common Stock will own approximately 1,516,400 shares, or approximately 25.2% of the total outstanding shares of Common Stock after the Recapitalization.

                         POST RECAPITALIZATION STRATEGY

   Assuming that the holders of the Common Stock approve the proposed Amendment and the holders of the Preferred Stock, voting as separate classes, agree to amend their respective Certificates of Designation as set forth above, management of the Company, upon the advice and consultation of Growth Capital Partners, intends to implement a number of strategies to build enhanced stockholder value. Because of the 1 for 25 reverse stock split and the elimination of all Preferred Stock and Preferred Stock dividends, management anticipates that the Common Stock will trade at a significantly higher price. Management anticipates that if it can successfully implement the Recapitalization, the Company should be in a position to seek a NASDAQ listing
for its Common Stock.   If that can be accomplished, management anticipates that
additional market makers might be attracted.

   Additionally, as part of a program initiated earlier this year, management has reduced general and administrative expenses to levels that are appropriate with the Company's revenues and cash flow. Management has discontinued the joint venture operating strategy on all property acquisitions and will seek to terminate current joint venture relationships as appropriate. The Board of Directors will seek to add at least two new Board members. Management will seek to employ an experienced operating person in Houston, Texas, to review and analyze current properties and negotiate with joint venture partners to improve their performance or to assume operating management. The Company intends to substantially reduce its reliance on joint venture partners and, as a result, decrease the cost of managing these properties. During the next fiscal year, the Company plans to continue building an "in-house" organization capable of managing all of its properties and pursuing other investment opportunities.

THE COMPANY RECOMMENDS THAT THE COMMON STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

                            PRO FORMA CAPITALIZATION

   The following table sets forth the pro forma capitalization of the Company as of August 31, 1996, assuming the Recapitalization plan described above is successfully completed. The table reflects the 1 for 25 reverse stock split, and the amendment of the respective Certificates of Designation of each class of Preferred Stock.

                           GATEWAY ENERGY CORPORATION

                      Pro Forma Statement of Capitalization

                              AS OF AUGUST 31, 1996

                                        ACTUAL         RECAPITALIZATION     PROFORMA POST
                                        ------           ADJUSTMENTS       RECAPITALIZATION
                                                         -----------       ----------------
DEBT:
Senior Debt(1)                        $14,438,700             ---           $14,438,700
Subordinated Debt                         ---            6,133,800            6,133,800
                                       -----------       -----------         -----------
TOTAL DEBT                            $14,438,700       $6,133,800          $20,572,500

Minority Interests                      1,091,500            ---              1,091,500

Preferred Stock of
Subsidiary                                470,500         (470,500)                   0

Mandatory Redeemable Pfd(2)             8,313,800       (8,313,800)                   0

STOCKHOLDERS' EQUITY
Preferred Stock(3)                          9,400           (9,400)                   0
Common Stock                              327,100        1,123,200(4)         1,450,300
Additional Paid-In Capital             10,477,800        1,258,000           11,735,800
Accumulated Deficit                    (5,979,700)          ---              (5,979,700)
                                       -----------       -----------         -----------
TOTAL STOCKHOLDERS' EQUITY              4,834,600        2,371,800            7,206,400
                                       -----------       -----------         -----------

TOTAL CAPITALIZATION                  $29,149,100      ($  278,700)         $28,870,400
                                       -----------       -----------         -----------
                                       -----------       -----------         -----------


(1) Includes a $12,064,800 nonrecourse loan relating to Castex Energy 1995 L.P. and $2,373,900 of other notes payable.

(2)  Includes the mandatory redeemable Series G & O Preferred Stock.

(3) Includes all other shares of outstanding preferred stock (excluding Series G and O) at $1.00 par value per share.

(4) Common Stock issued in connection with the Recapitalization at $.25 par value.

                               SECURITY OWNERSHIP

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. As of the Record Date, no person was known to the Company to be a beneficial owner of more than five percent (5%) of the Company's voting Common Stock. The charts below set forth the stock ownership of the officers and directors of the Company as to Common Stock and different series of Preferred Stock.

    --------------------------------------------------------------------------
    --------------------------------------------------------------------------
     TITLE OF CLASS          OFFICER OR DIRECTOR      NUMBER OF       PERCENT
                                                       SHARES        OF CLASS
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------
     Common Stock            Charles A. Holtgraves     1,363,570       3.59%
    --------------------------------------------------------------------------
     Common Stock            Larry J. Horbach            615,116       1.68%
    --------------------------------------------------------------------------
     Common Stock            Donald L. Anderson          449,064       1.18%
    --------------------------------------------------------------------------
     Common Stock            John B. Ewing              144,000          *
    --------------------------------------------------------------------------
     Common Stock            Neil A. Fortkamp            37,500           *
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------

    *  Represents less than 1% of Common Stock Ownership.

        ------------------------------------------------------------------------
        ------------------------------------------------------------------------
                                                           NUMBER OF  PERCENT OF
                  SERIES                NAME OF OWNER        SHARES      CLASS
        ------------------------------------------------------------------------
        ------------------------------------------------------------------------
        Preferred Stocks
        ----------------
               Series B            Charles A. Holtgraves        2.5        .5%

                                   John B. Ewing               25.0       1.5%
               Series L, M, K, J   Charles A. Holtgraves       10.0       .44%

               Series O            Donald L. Anderson(1)        1.0       100%
        ------------------------------------------------------------------------
        All Executive officers and directors as a group:

               Series B                                        27.5      1.59%

               Series L, M, K, J                               10.0       .44%

               Series O                                         1.0       100%
        ------------------------------------------------------------------------
        ------------------------------------------------------------------------

 (1) The Company issued one share of Series O Preferred Stock to Pipeline Capital, Inc. in connection with a Settlement and Purchase Agreement described in the Company's 10-KSB filed for the year ended February 29, 1996. Donald L. Anderson is a one-third (1/3) owner of Pipeline Capital, Inc.

     The following table sets forth the year-end value of unexercised options/SARs for officers of the Company:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         Name              Number of Securities
                          underlying unexercised      Value (1) of unexercised
                               options/SARs          in-the-money-options/SARs
                             at year-end: (#)            at year-end: ($)
                        exercisable/unexercisable    exercisable/unexercisable
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Larry J. Horbach               175,000/0                      $0/0
 Neil A. Fortkamp(2)            162,500/0                      $0/0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The value of unexercised, in-the-money options has been calculated by determining the difference between the fair market value of the Company's Common Stock on December 9, 1996, and the exercise price of the options, multiplied by the number of options held.

(2)  Includes warrants to purchase 12,500 shares of Company's Common Stock.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In fiscal year 1992, the Company entered into an agreement with Pipeline Capital, Inc. ("PCI") (which was subsequently amended several times) whereby PCI, through a sponsorship arrangement, was to raise up to $50,000,000 in capital for the Company over five years. Donald L. Anderson is a shareholder of PCI and has a one-third interest in the capital and in all profits and losses of PCI. To date, $20,291,000 of capital has been raised.

     As more fully set forth in the 1996 Proxy Materials for the Annual Meeting, the parties had several ongoing disagreements regarding the proper interpretation of various sections of the agreement. In an attempt to settle these, the parties terminated all prior agreements and entered into a Settlement and Purchase Agreement ("Agreement") effective May 6, 1996. In summary, the Agreement provides as follows:

- The Company issued to PCI, one share of its Series O Preferred Stock which is non-voting and has no dividend rights. Upon the following described events, the following payments will be made to PCI: (i) PCI is entitled to receive 10% of the consideration paid in the event of a merger of the Company, the sale of all, or substantially all of its assets or the sale or exchange of a majority or more of the outstanding Common Stocks; (ii) in the event of liquidation and dissolution of the Company, after payment of all debts senior to Series O, PCI shall receive a payment equal to 10% of the remaining assets of the Company; and (iii) if neither event above has occurred by July 1, 2000, PCI shall receive an amount equal to 10% of the fair market value appraisal of the Company, said appraisal to be done by an investment banking or appraisal firm.

- The Company repurchased the 56.3 shares of Series C Preferred Stock owned by PCI, representing its right to receive the above referenced payments for

     $480,000 represented by a promissory note requiring payments of $10,000 per month commencing July 1, 1996 and ending June 1, 2000.

- PCI executed a promissory note in the amount of $278,728 plus interest at 7% representing all advances to PCI to the date of the Agreement. All principal and interest on this note will be offset against the amounts which are payable to PCI upon a payment event described above.

- In the event the Company pays less than $5,000 on any monthly payment under the $480,000 promissory note described above, and has failed to pay any remaining amount within thirty (30) days, PCI may accelerate all remaining amounts under the note or shall have a one time right to increase the 10% amount described above to 20%.

     The proposed Recapitalization provides that PCI shall exchange its one share of Series O Preferred Stock for shares of Common Stock of the Company. The actual number of shares to be issued will be determined based upon the number of shares of Common Stock outstanding on the date this Information Statement is first mailed to Stockholders. The amount will be such that the holders of Series O receive Common Stock equal to 10% of the fully diluted shares outstanding at that time. Upon completion of the Recapitalization, however, the holders of Series O Preferred Stock will hold Common Stock equal to approximately 2.6% ownership of the Company. Although some of the terms of the $480,000 promissory note may be adjusted in connection with the Recapitalization, the promissory note will remain a legal obligation of the Company following the Recapitalization and the Company will continue to pay $10,000 per month to PCI as provided in the note. As part of the Recapitalization, the Company will forgive the $278,728 promissory note from PCI.



                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Information Statement the following documents previously filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act:

1.   Annual Report on Form 10-KSB for the year ended February 29, 1996;

2. Quarterly Reports on Form 10-QSB for the quarters ended May 31, 1996, and August 31, 1996; and

3.   Current Report on Form 8-K dated July 30, 1996.

                           TEXT OF PROPOSED AMENDMENT
                  TO THE RESTATED CERTIFICATE OF INCORPORATION

     If the proposed amendment to the Restated Certificate of Incorporation is adopted, Article IV will read as follows:

     "Fourth. Effective ______________, 1997, the shares of Common Stock outstanding on that date shall be split 1 for 25 with the result that each 25 shares of outstanding Common Stock shall become 1 share of outstanding Common Stock. The total aggregate number of shares which the Company shall have authority to issue is ten million, ten thousand (10,010,000) shares designated as follows: (i) ten million (10,000,000) shares of Common Stock, par value $.25 per share; and
     (ii) ten thousand (10,000) shares of Preferred Stock, par value $1.00 per share, which shares of Preferred Stock may be issued in series, all with such rights, privileges and restrictions and preferences as the Board of Directors may authorize from time to time."